                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                                  CNBC Bancorp
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                              [CNBC BANCORP Logo]
                              -------------------
                           100 E. Wilson Bridge Road
                                   Suite 100
                             Worthington, Ohio 43085

                  NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS OF CNBC:

         Notice is hereby given that the 2002 Annual Meeting of Shareholders of CNBC Bancorp (the "Annual Meeting") will be held at 100 E. Wilson Bridge Rd., Worthington, Ohio on Tuesday, April 23, 2002 at 8:30 a.m. for the following purposes:

     1.    To elect six (6) directors for three-year terms expiring in 2005.

     2.    To consider and vote upon the CNBC Bancorp 2002 Stock Option Plan.

     3. To ratify the selection of Crowe, Chizek and Company LLP as independent auditors for CNBC Bancorp for the year ended December 31, 2002.

     4. To consider and act upon such other matters as may properly come before the Annual Meeting and at any and all adjournments thereof.

         Shareholders of record at the close of business on March 15, 2002 are entitled to notice and to vote at the Annual Meeting and at any and all adjournments thereof.

                                             By Order of the Board of Directors,


                                             John A. Romelfanger
                                             Secretary of the Board

March 21, 2002





SHAREHOLDERS ARE REQUESTED BY THE BOARD OF DIRECTORS TO FILL OUT AND SIGN THE ENCLOSED FORM OF PROXY AND TO RETURN IT IN THE ACCOMPANYING SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN ELECT TO WITHDRAW YOUR PROXY AND VOTE IN PERSON. A STATEMENT RELATING TO THIS PROXY IS SET FORTH ON THE FOLLOWING PAGES.

                                 PROXY STATEMENT

                       VOTING RIGHTS AND PROXY INFORMATION

         The accompanying proxy is solicited by the Board of Directors of CNBC Bancorp ("CNBC") for use at the Annual Meeting of Shareholders to be held on April 23, 2002 at 8:30 a.m. at 100 East Wilson Bridge Rd., Worthington, Ohio. When the proxy is properly executed and returned to CNBC, the shares it represents will be voted at the Annual Meeting, in accordance with the instructions noted thereon, by the persons appointed by the proxy. If no instructions are indicated, the proxy will be voted in favor of all nominees equally for election as directors and in favor of the proposal to approve the CNBC Bancorp 2002 Stock Option Plan. The holders of a majority of the outstanding common shares present in person or by proxy, constitutes a quorum. The shares represented by any proxy that directs abstention from the vote on any proposal will not be voted on such proposal, but will be included in calculating the shares represented by proxy at the Annual Meeting. Any shareholder may revoke his or her proxy at any time before it is voted by delivering an instrument revoking the proxy or a duly executed proxy bearing a later date to John A. Romelfanger, Vice President, Secretary and Treasurer of CNBC, or by voting in person at the Annual Meeting.

         Only those shareholders of record at the close of business on March 15, 2002 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. On the record date, the outstanding voting securities of CNBC entitled to vote at the Annual Meeting were 1,998,000 common shares, without par value. Each share is entitled to one vote, unless the shareholder chooses to elect directors by cumulative voting, which is described more fully on page six of this Proxy Statement.

         The Proxy Statement, together with the Notice of Annual Meeting of Shareholders, form of proxy, 2001 CNBC Bancorp Financial Summary and the 2001 Annual Report to Shareholders, were first mailed to shareholders on or about March 21, 2002. In addition to using the mail, directors, officers and other employees of CNBC and its wholly owned subsidiaries Commerce National Bank ("Commerce National"), and CNBC Retirement Services, Inc. ("CRS"), acting on their behalf, may also solicit proxies. Proxies may be solicited personally, by telephone, or by telegram. All costs associated with the solicitation of proxies will be paid for by CNBC.

                                  ANNUAL REPORT

         The 2001 CNBC Financial Summary and CNBC's 2001 Annual Report to Shareholders accompanies this Proxy Statement. CNBC will furnish without cost to any shareholder, upon request, a copy of the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. Requests should be in writing and directed to Pamela S. Miller, Assistant Treasurer, CNBC Bancorp, 100
E. Wilson Bridge Rd., Worthington, Ohio, 43085.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of February 28, 2002, information concerning each person known by CNBC to be the beneficial owner of more than 5 percent of its common shares.

       Name and Address of                      Common Shares            Percentage of
        Beneficial Owner                    Beneficially Owned (1)     Outstanding Shares
        ----------------                    ----------------------     ------------------
Thomas D. McAuliffe
4187 Olentangy Boulevard                           146,012                    7.05%
Columbus, OH 43214

Donald R. Kenney
6871 Lake Trail Dr.                                115,090                    5.70%
Westerville, OH 43081

Michael Wren
4326 Olmstead Road                                 103,785                    5.14%
New Albany, OH 43054

-----------
(1) The information contained in this column is based upon information furnished to the Securities and Exchange Commission by the named individuals in form 13G filings and the shareholder records of CNBC. Except where otherwise indicated, this column represents the number of shares beneficially owned, which includes shares as to which a person has sole or shared voting and/or investment power. Common shares beneficially owned include vested options that totaled 54,439 for Mr. McAuliffe and 2,970 for Mr. Wren.

                             ELECTION OF DIRECTORS

         The Board of Directors of CNBC presently consists of seventeen (17) members, divided into three classes. The directors in each class are elected for terms of three (3) years so that at each Annual Meeting the term of office of one class of directors expires. The terms of office of Messrs. Loreto V. Canini, Jameson Crane, Jr., George A. Gummer, William L. Hoy, Thomas D. McAuliffe and Samuel E. McDaniel will expire on the day of the 2002 Annual Meeting, upon election of their successors.

         The Board of Directors of CNBC have nominated and proxies solicited hereunder granting authority to vote on the election of directors will be voted for the election of Messrs. Canini, Crane, Gummer, Hoy, McAuliffe and McDaniel to serve for three-year terms ending in 2005 and until their successors are elected. However, if the election of directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment.

         All of the nominees are current directors of CNBC, whose present terms of office will expire at the Annual Meeting. If any nominee is not available at the time of the election, proxies may be voted for a substitute. However, CNBC has no reason to believe that any of the nominees will not be available. The nominees for director receiving the greatest number of votes will be elected at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF CNBC'S NOMINEES FOR DIRECTORS.

         The following information is furnished with respect to each current director and the nominees for director and each executive officer of CNBC named in the table on page 8 of this proxy statement:

                                                            Director Continuously
                                                            Since Year Indicated        Common
                                                                   For                  Stock             Percentage
Director or       Principal Occupation                      --------------------        Beneficially      of Outstanding
Executive         or Employment for the                                 Commerce        Owned as          Shares (if 1%
Officer           Past Five Years                Age         CNBC       National        of 2/28/2002(1)    or greater)
-----------       ------------------------       ---        ------      --------        ---------------   --------------
Thomas D.         Chairman and President,        52          1996         1991              146,012           7.1%
McAuliffe         CNBC Bancorp and
                  Commerce National Bank;
                  CEO, Commerce National
                  Bank

Loreto V.         President, Canini              38          1996         1996                7,560
Canini            and Pellecchia, Inc.

Mark S.           President, Corna/              52          1996         1991               16,969
Corna             Kokosing Construction
                  Company

Jameson           Vice President,                52          1996         1991               86,460           4.3%
Crane, Jr.        Fairwood Investment Co.

Judith A.         President, Indec,              66          1996         1991               16,461
DeVillers(2)      Inc.

George A.         President, G.A.                59          1996         1991               34,358           1.7%
Gummer            Gummer & Assoc., Inc.

William L.        CEO, Columbus Sign             53          1996         1991               20,598           1.0%
Hoy               Company

Clark             Sports Broadcaster,            40          2001         2001                  100
Kellogg           CBS Sports


Donald R.         President, Triangle            59          1996         1991              115,090           5.7%
Kenney            Real Estate Services, Inc.

Samuel E.         President, McDaniel's          56          1996         1991               11,527
McDaniel          Painting and Construction,
                  Inc.


                                                            Director Continuously
                                                            Since Year Indicated        Common
                                                                   For                  Stock             Percentage
Director or       Principal Occupation                      --------------------        Beneficially      of Outstanding
Executive         or Employment for the                                 Commerce        Owned as          Shares (if 1%
Officer           Past Five Years                Age         CNBC       National        of 2/28/2002(1)    or greater)
-----------       ------------------------       ---        ------      --------        ---------------   --------------
Dennis            President, CNBC                60          N/A          N/A                 4,680
Puppel(3)         Retirement Services, Inc.

Kent K.           Independent                    53          1996         1991               81,087           4.0%
Rinker (4)        Investor

John A.           Treasurer & Secretary,
Romelfanger       CNBC Bancorp; Chief            41          2001         1998               32,861           1.6%
                  Operating Officer,
                  Commerce National Bank

Richard F.        Retired, Dick Ruhl             64          1996         1992               45,457           2.3%
Ruhl              Ford Sales, Inc.

David J.          Retired, Rimrock               59          1996         1991               87,096           4.3%
Ryan              Corporation

Mark              Chief Credit Officer,          48          N/A          N/A                   600
Sbrochi(5)        Commerce National Bank

Peter C.          President, Atlas               58          1996           (6)              29,533           1.5%
Taub              Industrial Holdings, LLC

John A.           President, West                56          1996         1991               27,363           1.4%
Tonti             Penn Foods, Inc.

Alan R.           Chairman, Archer-Meek-         68          1996         1991               86,655           4.3%
Weiler            Weiler Agency, Inc. (7)

Michael           Retired, M-E                   58          1996         2000              103,785           5.1%
Wren              Engineering, Inc.

All directors and executive officers                                                        970,574          45.2%
as a group (20 persons)


(1) Includes shares beneficially owned, which includes shares as to which a person has sole or shared voting and/or investment power.

(2) Exco Company, a company of which Ms. DeVillers owns 65% and was CEO, has filed for Chapter 7 bankruptcy. Ms. DeVillers has personally guaranteed certain loans of this company with a local bank. A judgment has been filed against her for the unpaid balances of the notes.

(3) CNBC acquired CNBC Retirement Services in June, 2000. Prior to that, Mr. Puppel was President and owner of The Puppel Companies, Inc.

(4)  Serves as a non-elected advisory director only.

(5) Mr. Sbrochi joined CNBC in January, 2001. He previously was Director and Manager of Workout Loans for Stonehenge Partners and Senior Vice President and Manager of Credit Products at Bank One, NA.

(6)  Not currently a director of Commerce National Bank.

(7) Mr. Weiler also serves on the board of Cincinnati Financial Corporation and is a trustee of the Glimcher Realty Trust.

                                CUMULATIVE VOTING

         Under the General Corporation Law of Ohio, if notice in writing is given by any shareholder to the President, Vice President or the Secretary of CNBC not less than forty-eight hours before the time fixed for holding the Annual Meeting, that the shareholder desires that the voting for election of directors shall be cumulative, and if the announcement of the giving of such notice is made upon the convening of the Annual Meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder is entitled to that number of votes equal to the number of shares that he or she owns, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for a single nominee or may distribute his or her votes among as many nominees as he or she sees fit. As indicated on page 2 of this Proxy Statement, if the election of directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment.

                      COMMITTEES OF THE BOARD OF DIRECTORS

         CNBC Bancorp had one formal committee, the Audit Committee. The Audit Committee is comprised of at least five directors, none of whom are officers of CNBC Bancorp or Commerce National. The directors currently serving on this committee include Mr. Hoy, who serves as chairperson, Mr. Kellogg, Mr. Kenney, Mr. Wren and Ms. DeVillers. The Committee met four times in 2001. The Audit Committee's primary responsibilities are the review of internal and external auditors' reports, review of internal loan review reports, evaluation of the internal auditor, evaluation and appointment of CNBC's independent auditors, and review of the adequacy of CNBC's system of internal controls. All members of the Audit Committee are independent as defined by the NASD listing standards.

         Commerce National had four established committees that met on a regular basis in 2001. These committees meet with management to review Commerce National's policies, procedures and operating performance on particular functional areas. The activities of all committees are reviewed by the Commerce National Board of Directors. These committees were established in accordance with the Bylaws of Commerce National, which may be changed from time to time by a majority vote of the Board of Directors of Commerce National.

         The Loan Committee is comprised of three outside directors and Mr. McAuliffe. The responsibilities of the Loan Committee are to review and approve loans over particular limits, approve all loans to insiders and review and approve changes to Commerce National's lending policies and procedures. All board members serve on the Loan Committee on a six-week rotating basis. The Loan Committee met twenty-five times in 2001.

         The Funds Management Committee is comprised of not less than three outside directors, plus Mr. McAuliffe, Mr. Romelfanger and Mrs. Miller. The outside directors currently serving on this Committee include Mr. Gummer, who serves as chairperson, Mr. Ryan and Mr. Canini. Mr. Rinker also serves as an advisory member to this Committee. The Funds Management Committee meets at least quarterly, and its primary responsibilities include reviewing Commerce National's asset/liability interest rate sensitivity, reviewing and approving investment policies and reviewing the financial results of Commerce National. The Funds Management Committee met six times in 2001.

         The Compensation Committee is comprised of at least five outside directors and Mr. McAuliffe (who is a non-voting member), with its primary responsibilities being the review of personnel policies and practices, and the evaluation of senior management performance and compensation. Mr. McAuliffe does not participate in the review of his own compensation. The directors currently serving on the Compensation Committee include Mr. Corna, who serves as chairperson, Mr. Weiler, Mr. Tonti, Mr. Ruhl, Mr. Crane and Mr. McDaniel. The Compensation Committee met four times in 2001.

         Each outside director is paid an attendance fee of $400 per Board of Directors meeting attended and $200 per committee meeting attended. CNBC had five regularly scheduled meetings and two special meetings, and Commerce National had twelve regularly scheduled meetings in 2001. All of the directors attended 75 percent of the regularly scheduled board meetings and the meetings of the committees on which they served, except for the following directors:
Jameson Crane, Jr., Clark Kellogg, Donald R. Kenney, Richard F. Ruhl and Peter Taub.

                        EXECUTIVE OFFICERS OF THE COMPANY

         The following table sets forth the names and ages of all current executive officers of the Company and their positions.

         Name              Age                                 Position
         ----              ---                                 --------
Thomas D. McAuliffe         52          Director, Chairman of the Board and President of CNBC, Chairman
                                        of the Board, Chief Executive Officer and President of Commerce
                                        National; Director of CNBC Retirement Services, Inc.

John A. Romelfanger         41          Director, Vice President, Secretary and Treasurer of CNBC,
                                        Director, Chief Operating Officer of Commerce National;
                                        Director and Treasurer of CNBC Retirement Services, Inc.

Pamela S. Miller            40          Assistant Treasurer of CNBC, Principal, Chief Financial Officer
                                        of Commerce National

Dennis Puppel               60          Director and President, CNBC Retirement Services, Inc.


Mark A. Sbrochi             48          Principal, Chief Credit Officer of Commerce National


                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

         Directors and executive officers of CNBC and their associates were customers of, or had transactions with, CNBC or CNBC's banking or other subsidiaries in the ordinary course of business during 2001. Additional transactions may be expected to take place in the future. All outstanding loans to directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.


                             EXECUTIVE COMPENSATION

         The following table summarizes all annual and long-term compensation paid during the fiscal years ended December 31, 2001, 2000 and 1999 to CNBC's President and the other most highly compensated executive officers of CNBC whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2001 for services rendered in all capacities to CNBC, Commerce National and CRS.

                                                                                 Long-Term
                                                                                 Compensation:
                                                                                 Common
                                                                                 Shares
Name and                            Fiscal                                       Underlying           All Other
Principal Position                  Year     Salary ($)       Bonus($)(5)        Options(6)           Compensation($)(1)
------------------                  ----     ----------       -----------        ----------           ------------------
Thomas D. McAuliffe                  2001      $185,500               $0             1,149                 $43,089
Chairman, President                  2000      $170,300          $42,500             3,000                 $43,244
and CEO                              1999      $155,600          $50,000             2,688                 $35,000

Dennis Puppel (2)                    2001      $128,000               $0                 0                 $ 1,263
President, CRS Retirement            2000      $ 68,833               $0               750                 $   349
Services, Inc.

John A. Romelfanger                  2001      $118,750               $0               750                 $27,345
Chief Operating Officer              2000      $109,000          $27,500             3,000                 $28,281
and Chief Financial                  1999      $101,000          $35,000             1,481                 $13,253
Officer

Mark Sbrochi (3)                     2001      $104,680               $0             3,000                 $ 8,489
Chief Credit Officer

Daniel M. Mahoney (4)                2000      $ 82,500               $0                 0                 $10,667
Senior Lending Officer               1999      $ 85,000          $20,000             1,196                 $11,320

(1) Amounts contributed to the 401(k) savings plan by Commerce National, amounts contributed under deferred compensation plans, and taxable amounts under certain benefit programs. In 2000, Mr. Mahoney's other compensation includes $10,000 in severance pay.

(2)  Mr. Puppel joined CNBC Retirement Services, Inc. in June, 2000.

(3)  Mr. Sbrochi joined CNBC in January, 2001.

(4) Mr. Mahoney resigned his position with Commerce National effective November 30, 2000.

(5) Bonuses for 2001 were paid in January, 2002 based upon year-end consolidated net income.

(6)  Shares have been restated for the 3-for-2 stock split in May, 2001.

                              EMPLOYMENT AGREEMENT

         Thomas D. McAuliffe, CNBC and Commerce National entered into an employment agreement on March 1, 1998, as amended effective December 31, 1998, pursuant to which Mr. McAuliffe serves as President and CEO of CNBC and of Commerce National. The employment agreement expires on February 28, 2003, subject to extension by mutual agreement of the parties. The employment agreement provides for an annual base salary of $140,000 per annum for fiscal year 1998, subject to annual percentage increases based upon increases in the diluted earnings per common share of CNBC. Annual bonuses may be awarded in the sole discretion of the Boards of Directors of CNBC and Commerce National. In addition, Commerce National contributes $25,000 per year to a trust established by Commerce National as a supplemental retirement benefit for Mr. McAuliffe.

         Mr. McAuliffe is eligible to participate in all retirement, welfare and other benefit plans or programs of Commerce National to the same extent as other Commerce National executive officers. In addition to any group life coverage, the employment agreement provides for Commerce National to keep in place and pay premiums on a life insurance policy on Mr. McAuliffe's life in the face amount of $2,000,000, with respect to which Mr. McAuliffe may designate the beneficiary. Commerce National also agrees to reimburse Mr. McAuliffe annually for any premiums paid by him to maintain in force an individual disability income policy.

         The employment agreement terminates automatically upon Mr. McAuliffe's death and at CNBC and Commerce National's option, in the event of his disability. The employment agreement is also terminable by CNBC and Commerce National "with cause" or "without cause" and Mr. McAuliffe may terminate the employment agreement "for good reason" or "without good reason" or upon a "change in control." If Mr. McAuliffe elects to terminate his employment following a "change in control," as such term is defined in the agreement, he is entitled to his unpaid cash compensation through the date of termination, any previously deferred compensation, accrued but unpaid vacation pay and severance payments and benefit continuation. Severance payments are calculated based on
2.99 times McAuliffe's prior year compensation, as defined, and are payable over a one-hundred twenty (120) month period. In the event Mr. McAuliffe's employment is terminated by Commerce National "without cause" or by Mr. McAuliffe for "good reason," he will be entitled to receive, in addition to accrued but unpaid compensation and vacation pay, one year's worth of base salary and benefits plus the amount then held in the trust. If Mr. McAuliffe's employment is terminated by CNBC or Commerce National "for cause" or by Mr. McAuliffe "without good reason," he will only be entitled to receive his accrued (but unpaid) compensation and vacation pay, along with any compensation previously deferred by him.

         The employment agreement provides that during a two (2) year period following the termination of his employment with CNBC and Commerce National, unless terminated in the event of a disability, Mr. McAuliffe may not compete or become associated with any entity that competes with the business of CNBC or any of its subsidiaries in any geographic area where CNBC or any of its subsidiaries operates an office. In addition, during the two (2) year period referred to above (except by reason of a termination by Commerce National in the event of a disability), Mr. McAuliffe may not directly or indirectly, encourage or solicit, or assist any other person or firm in encouraging or soliciting anyone having a business relationship with Commerce National or any of its subsidiaries within the two (2) years preceding his termination of employment to terminate a business relationship with Commerce National or engage in a business relationship with a competitor.

         John A. Romelfanger, CNBC and Commerce National entered into an employment agreement on June 1, 2000, pursuant to which Mr. Romelfanger serves as Vice President, Secretary and Treasurer of CNBC and Secretary and Chief Operating Officer of Commerce National. The employment agreement expires on May 31, 2005, subject to extension by mutual agreement of the parties. The employment agreement provides for an annual base salary of $109,000 per annum for fiscal year 2000, subject to annual percentage increases based upon increases in the diluted earnings per common share of CNBC. Annual bonuses may be awarded in the sole discretion of the Boards of Directors of CNBC and Commerce National. In addition, Commerce National contributes $17,500 per year to a deferred compensation plan established by Commerce National as a supplemental retirement benefit for Mr. Romelfanger.

         Mr. Romelfanger is eligible to participate in all retirement, welfare and other benefit plans or programs of Commerce National to the same extent as other Commerce National executive officers. In addition to any group life coverage, the employment agreement provides for Commerce National to keep in place and pay premiums on a life insurance policy on Mr. Romelfanger's life in the face amount of $1,000,000, with respect to which Mr. Romelfanger may designate the beneficiary. Commerce National also agrees to reimburse Mr. Romelfanger annually for any premiums paid by him to maintain in force an individual disability income policy.

         The employment agreement terminates automatically upon Mr. Romelfanger's death and at CNBC and Commerce National's option, in the event of his disability. The employment agreement is also terminable by CNBC and Commerce National "with cause" or "without cause" and Mr. Romelfanger may terminate the employment agreement "for good reason" or "without good reason" or upon a "change in control." If Mr. Romelfanger elects to terminate his employment following a "change in control," as such term is defined in the agreement, he is entitled to his unpaid cash compensation through the date of termination, any previously deferred compensation, accrued but unpaid vacation pay and severance payments and benefit continuation. Severance payments are calculated based on
1.5 times Mr. Romelfanger's prior year compensation, as defined, and are payable over a twenty-four (24) month period. In the event Mr. Romelfanger's employment is terminated by Commerce National "without cause" or by Mr. Romelfanger for "good reason," he will be entitled to receive, in addition to accrued but unpaid compensation and vacation pay, one year's worth of base salary and benefits plus the amount then held in the deferred compensation account. If Mr. Romelfanger's employment is terminated by CNBC or Commerce National "for cause" or by Mr. Romelfanger "without good reason," he will only be entitled to receive his accrued (but unpaid) compensation and vacation pay, along with any compensation previously deferred by him.

         The employment agreement provides that during an eighteen (18) month period following the termination of his employment with CNBC and Commerce National, unless terminated in the event of a disability, Mr. Romelfanger may not compete or become associated with any entity that competes with the business of CNBC or any of its subsidiaries in any geographic area where CNBC or any of its subsidiaries operates an office. In addition, during the twenty-four (24) months preceding his termination of employment (except by reason of a termination by Commerce National in the event of a disability), Mr. Romelfanger may not directly or indirectly, encourage or solicit, or assist any other person or firm in encouraging or soliciting anyone having a business relationship with Commerce National or any of its subsidiaries within the twenty-four (24) month period preceding his termination of employment to terminate a business relationship with Commerce National or engage in a business relationship with a competitor.

                 PROPOSAL TO APPROVE THE 2002 STOCK OPTION PLAN

         CNBC Bancorp shareholders are being asked to approve the CNBC Bancorp 2002 Stock Option Plan (the "2002 Stock Option Plan"), which was approved by the Bancorp Board of Directors on February 19, 2002 (the "2002 Stock Option Plan Proposal"). The 2002 Stock Option Plan is designed to make available for issuance nonqualified stock options, incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as stock appreciation rights. At the present time, only 2,655 common shares are available for issuance to key management employees and directors under the CNBC Bancorp 1999 Stock Option Plan (the "1999 Plan"). As described below, 75,000 common shares would be available for issuance to employees under the 2002 Stock Option Plan, which is included in this Proxy Statement. Set forth below is a summary of the 2002 Stock Option Plan. If the 2002 Stock Option Plan is approved by the shareholders at the Annual Meeting, it will become effective without further action, in accordance with its terms and conditions.

Summary of the 2002 Stock Option Plan

         The purpose of the 2002 Stock Option Plan is to advance the interests of CNBC Bancorp ("CNBC") and its subsidiaries (collectively the "Bank") and to enhance the value of the shareholders' investment in the Bank by encouraging key management employees and directors to acquire or increase and retain a financial interest in the Bank, and thereby encourage them to remain in the service of the Bank and to put forth maximum efforts for the success of the Bank. In addition, this 2002 Plan is intended to enable the Bank to compete effectively for the services of potential key personnel by furnishing an additional incentive to join the employment of the Bank. The 2002 Stock Option Plan shall be administered by the Bancorp Board of Directors or one or more committees appointed by the Board. The Board will have the authority to make all determinations with respect to the 2002 Stock Option Plan, including but not limited to the following:

         1. Selection from among key personnel those individuals to whom Options and Stock Appreciation Rights may be granted.

         2. Designation of the type of options and number to be granted to each individual.

         3. Fix the terms and provisions and restrictions of any Option and Stock Appreciation Right.

         The 2002 Stock Option Plan provides for the granting of stock options at no less than the fair market value on the date of grant. Options may be granted in tandem with stock appreciation rights. A stock appreciation right would allow the participant to receive payment from Bancorp of an amount (payable, in the Board's discretion, in cash or Bancorp common stock) equal to the difference between the fair market value of the stock appreciation right on the date of grant and the fair market value of the right on the date of surrender. The options and stock appreciation rights will become exercisable based upon vesting schedules to be established by the Board premised upon continued service as an employee with "Bank." Upon occurrence of a change in control of Bancorp, as defined in the 2002 Stock Option Plan, option rights and stock appreciation rights would become exercisable immediately.

         In addition to the terms and conditions otherwise set forth in the 2002 Stock Option Plan, options designated as incentive stock options shall also be subject to the aggregate fair market value limitations with respect to vesting as may be imposed from time to time under Section 422 of the Code. To the extent that such options do not otherwise comply with Section 422, the options will be treated as nonqualified stock options.

         Upon a termination of employment by an employee participating in the 2002 Stock Option Plan (other than pursuant to change in control of Bancorp), all unexercised stock options and stock appreciation rights would terminate 30 days after the employment termination date. In the event the termination of employment is for nonperformance of duties or other cause, all unexercised stock options and stock appreciation rights terminate immediately. Upon a participant's death or permanent disability, all options and stock appreciation rights granted will become exercisable for the lesser of the remaining term or twelve (12) months after the date of death or permanent disability. Under the terms of the 2002 Stock Option Plan, all stock option and stock appreciation rights would expire unless exercised within ten (10) years from the date of grant. No stock options or stock appreciation rights can be granted under the 2002 Stock Option Plan after ten (10) years from its effective date. Under the terms of the 2002 Stock Option Plan, an aggregate of 75,000 Bancorp common shares would be available for the granting of stock options and stock appreciation rights thereunder. However, in any calendar year, stock options and stock appreciation rights could not be granted for more than 4,000 common shares per participant and 25,000 common shares in the aggregate.

Recommendation and Vote

         An affirmative vote of a majority of the shares represented at the Annual Meeting, in person and by proxy, is required for the adoption of the 2002 Stock Option Plan Proposal. THE BANCORP BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ADOPTION OF THE 2002 STOCK OPTION PLAN PROPOSAL AND ALL DIRECTORS PLAN TO VOTE THEIR SHARES IN FAVOR OF THE 2002 STOCK OPTION PLAN PROPOSAL.

         During 2001, a total of 19,200 stock options were granted to employees. The tables below contain certain information with respect to stock options granted in 2001 under CNBC's stock option plans to the following executive officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    Potential Realized
                                    Individual Grants(1)                                             Value at Assumed
                               ------------------------------                                         Annual Rates of
                                 Number of      % of Total                                              Stock Price
                                Securities        Options                                             Appreciation for
                                Underlying       Granted to          Exercise       Expiration           Option Term
                                  Options       Employees in                                       ----------------------
Name                            Granted(2)       Fiscal Year      Price ($/Sh)(2)      Date         5% ($)        10% ($)
----                            ----------       -----------      ---------------      ----         ------        -------
Thomas D. McAuliffe                1,149             6.0%             $19.55       12/31/2011       $14,127       $35,800
Pamela S. Miller                   1,500             7.8%             $18.33       02/02/2011       $17,291       $43,820
John A. Romelfanger                  750             3.9%             $19.33       02/15/2011       $ 9,117       $23,105
Mark Sbrochi                       3,000            15.6%             $19.33       01/01/2011       $36,470       $61,614

-----------------

(1) Grants for Mr. McAuliffe and Mr. Romelfanger vest and become exercisable 33 1/3% per year beginning one year after the grant date. The grant for Mr. Sbrochi vests 20% per year beginning one year after the grant date. The grant for Mrs. Miller vests one year after the grant date.

(2) Shares have been restated to reflect the 3-for-2 stock split in May, 2001.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                         # of Securities Underlying       Value of Unexercised
                               Shares                        Unexercised Options         In-the-Money Options at
                             Acquired on     Value              12/31/2001 (1)                12/31/2001 (1)
                              Exercise      Realized     Exercisable   Unexercisable    Exercisable   Unexercisable
        Name                   (#)(2)          ($)           (#)             (#)            ($)            ($)
        ----                 -----------    --------     -----------   -------------    -----------   --------------
Thomas D. McAuliffe                                        54,439          4,090         $688,162          $   87
Pamela S. Miller                  830        $13,654       11,880          2,809         $133,673          $1,104
Dennis Puppel                                                 150            600         $      0          $    0
John A. Romelfanger             3,300        $47,010       24,805          3,244         $291,601          $   31
Mark Sbrochi                                                   0           3,000         $      0          $    0
Daniel M. Mahoney              27,590       $354,347           0               0         $      0          $    0

(1) Values shown are at year-end bid price of $19.05 per share for exercisable options/unexercisable options. Mr. Mahoney had no unexercisable options at December 31, 2001, as a result of his resignation of his position with Commerce National Bank.

(2)      Shares have been adjusted to reflect 3-for-2 stock split in May, 2001.

               COMMERCE NATIONAL BANK DEFERRED COMPENSATION PLANS

         Commerce National has a non-qualified deferred compensation plan for directors. This plan permits the deferral of compensation earned until the participant's retirement. The participant's election to defer compensation must be made before the date the compensation is earned and all amounts deferred are invested in mutual funds. The Corporation transfers cash equal to the compensation deferred pursuant to the compensation plan to various mutual funds where it is allocated to the accounts of participating Directors. All of the assets of the plan are subject to the claims of the Corporation and the rights of a director or his or her beneficiary to any of the assets of the Plan are no greater than the rights of an unsecured general creditor of the Corporation.

         In addition to the plans for Messrs. McAuliffe and Romelfanger, which are described under "Employment Agreement" on pages 9 through 11 of this Proxy Statement, Commerce National has non-qualified compensation plans for two of its senior officers. A plan for Mrs. Miller became effective on December 31, 1997, and has assets invested in life insurance. A plan for Mr. Sbrochi became effective January 2, 2001, and has assets invested in mutual funds. The plans for Mrs. Miller and Mr. Sbrochi require the officers to remain in the employ of Commerce National for 5 years from the effective date in order to receive any benefits thereunder.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed Crowe, Chizek and Company LLP, Columbus, Ohio, as CNBC's independent auditors for the fiscal year ending December 31, 2002. Crowe, Chizek and Company LLP has served as CNBC and Commerce National's auditor since 1991. Services provided to CNBC and Commerce National with respect to the year ended 2001 included the examination of CNBC's consolidated financial statements and consultations on various accounting, tax and reporting matters. Representatives of Crowe, Chizek and Company LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

         In the event shareholders do not ratify the selection of Crowe, Chizek and Company LLP as CNBC's independent auditors for the forthcoming fiscal year, such appointment will be reconsidered by the Board.

         An affirmative vote of a majority of the shares represented at the Annual Meeting, in person and by proxy, is required to approve the ratification of the appointment of the independent auditors.

THE BOARD RECOMMENDS SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF CROWE, CHIZEK AND COMPANY LLP AS CNBC'S INDEPENDENT AUDITORS FOR THE 2002 FISCAL YEAR.

                             AUDIT COMMITTEE REPORT

         CNBC's Audit Committee has reviewed and discussed with management the audited financial statements of CNBC for the year ended December 31, 2001. In addition, the Committee has discussed with Crowe, Chizek and Company LLP ("Crowe Chizek"), the independent auditing firm for CNBC, the matters required by Statements on Auditing Standards No. 61, Communications with Audit Committees.

         The Committee also has received the written disclosures from Crowe Chizek required by Independence Standards Board Standard No. 1, and have discussed with Crowe Chizek its independence from CNBC.

         Based on the foregoing discussions and reviews, the Audit Committee has recommended to CNBC's Board of Directors that the audited financial statements be included in CNBC's Annual Report on Form 10-KSB for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Respectfully Submitted,
The Audit Committee
William L. Hoy, Chair
Clark Kellogg
Donald R. Kenney
Judith A. DeVillers
Michael Wren

         In accordance with the rules issued in 2000 related to auditor independence, listed below are fees for services rendered by Crowe Chizek to CNBC and its subsidiaries during fiscal year 2001.

         Audit Fees, including review of Forms 10-QSB:                   $38,775
         Financial Information Systems Design and Implementation Fees:   $     0
         All Other Fees:                                                 $16,370

         The Audit Committee has been provided with information regarding the services provided by Crowe Chizek and has considered the compatibility of such services with maintaining the auditors' independence.


                SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

         Any shareholder who intends to present a proposal at the 2003 Annual Meeting of Shareholders must deliver the proposal to CNBC no later than November 27, 2002 in order to have the proposal included in CNBC's proxy material for that meeting. Any shareholder proposal submitted other than for inclusion in CNBC's proxy materials for that meeting must be delivered to CNBC not less than sixty (60) days nor more than ninety (90) days prior to the annual meeting provided, however, that in the event that less than seventy-five (75) days' notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the fifteenth (15th) day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If a shareholder proposal is not received during this time period, such proposal will be considered untimely. CNBC may vote in its discretion all of the shares for which it has received proxies for the 2003 Annual Meeting of Shareholders as to any untimely shareholder proposals.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under Section 16 of the Securities Exchange Act of 1934, members of the Board of Directors and certain executive officers of CNBC and its subsidiaries file periodic reports with the Securities and Exchange Commission disclosing their beneficial ownership of CNBC common stock. During 2001, and based solely upon a review of such reports, CNBC believes that all filing requirements under
Section 16 were complied with on a timely basis.


                                  OTHER MATTERS

         The Board of Directors does not know of any matters, other than the election of directors, the vote to approve the 2002 Stock Option Plan and the vote to ratify CNBC's independent auditor, which will come before the Annual Meeting. In case any other matters should properly come before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.


                                       By Order of the Board of Directors,



                                       Thomas D. McAuliffe
                                       Chairman of the Board,
                                       President and Chief Executive Officer

March 21, 2002

                                  CNBC BANCORP
                             2002 STOCK OPTION PLAN

                                PART I - GENERAL

         1. Purpose. The purpose of this CNBC Bancorp 2002 Stock Option Plan (the "2002 Plan") is to advance the interests of CNBC Bancorp ("CNBC") and its subsidiaries (collectively, the "Bank") and to enhance the value of the shareholders' investment in the Bank by encouraging key management employees and directors (collectively referred to as "Key Personnel") to acquire or increase and retain a financial interest in the Bank and thereby encourage the Key Personnel to remain in the service of the Bank and to put forth maximum efforts for the success of the Bank. In addition, this 2002 Plan is intended to enable the Bank to compete effectively for the services of potential Key Personnel by furnishing an additional incentive to join the employment of the Bank. It is intended that such purposes will be effected by the granting of nonqualified stock options ("NSOs"), incentive stock options ("ISOs") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") (collectively with NSOs, "Options"), and stock appreciation rights ("Stock Appreciation Rights").

         2. Administration of this 2002 Plan.

                  (a) In General. This 2002 Plan shall be administered by the Board of Directors of CNBC (the "Board") or one or more committees appointed by the Board (the "Committee"). Whenever the term "Board" is used hereafter, it shall also mean the Committee where appropriate.

                  (b) Authority of the Board. The Board shall have full power and authority in its discretion, subject to and not inconsistent with the express provisions of this 2002 Plan, to administer this 2002 Plan and to exercise all the power and authority specifically granted to it under this 2002 Plan or necessary or advisable, in the sole and absolute discretion of the Board, for the administration of this 2002 Plan including, without limitation, the authority to: select from among Key Personnel those individuals to whom Options and Stock Appreciation Rights may be granted pursuant to this 2002 Plan; fix the terms and provisions and restrictions of any Option and Stock Appreciation Right granted under this 2002 Plan; grant Options and Stock Appreciation Rights, interpret and construe any provision of this 2002 Plan or of any Option and Stock Appreciation Right granted hereunder; adopt, amend and rescind such rules and regulations relating to this 2002 Plan as the Board shall determine in its discretion, subject to the express provisions of this 2002 Plan; and make all other determinations deemed by it necessary or advisable for the administration of this 2002 Plan. All decisions and designations made by the Board pursuant to the provisions of this 2002 Plan shall be final, binding and conclusive with respect to all interested parties.

                  (c) Indemnification. Persons ("members") who are or shall have been members of the Board shall be indemnified and held harmless by CNBC against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this 2002 Plan and against and from any and all amounts paid by them in settlement thereof, with CNBC's approval, or paid by them in satisfaction of judgment in any such action, suit, or proceeding against them; provided they shall give CNBC an opportunity, at its own expense, to handle and defend the same before they undertake to handle and defend it on their own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under CNBC's Articles of Association or Bylaws, as a matter of law, or otherwise, or any power that CNBC may have to indemnify them or hold them harmless. CNBC may refuse to indemnify a member if such member did not act in good faith in the execution of his or her duties.

         3. Eligibility.


                  (a) General. Key Personnel of the Bank shall be eligible to receive grants of Options and Stock Appreciation Rights pursuant to this 2002 Plan. Notwithstanding the foregoing, ISOs may only be granted to such Key Personnel who are employees of the Bank. Key Personnel may include full-time employees, part-time employees or directors; provided, however, that members of the Board may not participate in this 2002 Plan unless approved by the majority of disinterested members of the Board. More than one Option and/or Stock Appreciation Right may be granted to Key Personnel. The Board shall, in its sole discretion, from time to time, select from such Key Personnel to whom Options and Stock Appreciation Rights shall be granted and determine the number of Common Shares (as hereafter defined) to be included in such Options and Stock Appreciation Rights.

                  (b) Factors. In determining the Key Personnel to whom Options and Stock Appreciation Rights are to be granted under this 2002 Plan, the Board shall take into consideration the respective duties of the Key Personnel, their present and potential contributions to the success of the Bank and such other factors as the Board shall deem relevant in connection with accomplishing the purpose of this 2002 Plan.

                  (c) No Other Rights. Nothing contained in this 2002 Plan, nor any Option or Stock Appreciation Right granted pursuant to this 2002 Plan, shall confer upon any Key Personnel, employee or director any right to continue in the employment of the Bank nor limit in any way the right of the Bank to terminate the employment of any employee or director at any time.

         4. Shares Subject to this 2002 Plan.

                  (a) The shares for which Options and Stock Appreciation Rights may be granted under this 2002 Plan shall consist of seventy-five thousand (75,000) common shares, without par value (the "Common Shares"), of CNBC; subject to adjustment in Section 5.

                  (b) Common Shares subject to this 2002 Plan may be, at the discretion of the Board, either authorized and unissued Common Shares or Common Shares reacquired by CNBC and held as treasury shares.

                  (c) If any outstanding Option or Stock Appreciation Right under this 2002 Plan for any reason expires or is terminated without having been exercised in full, the Common Shares allocable to the unexercised portion thereof shall (unless this 2002 Plan shall have been terminated) become available for subsequent grants of Options and Stock Appreciation Rights under this 2002 Plan.

                  (d) Notwithstanding anything in this 2002 Plan to the contrary, the grant of Options and Stock Appreciation Rights shall be subject to the following limitations: (i) in any one calendar year, no more than twenty-five thousand (25,000) Common Shares may be granted under Options and Stock Appreciation Rights; and (ii) in any one calendar year no more than four thousand (4,000) Common Shares may be granted under Options and Stock Appreciation Rights to any one individual under this 2002 Plan.

         5. Adjustments and Changes in the Common Shares.

                  (a) In the event that the Common Shares as presently constituted shall be changed into or exchanged for a different kind of shares or other securities of CNBC or another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise) or if the number of such shares shall be increased through the payment of a stock dividend or stock split, then unless such change results in the termination of all outstanding Options pursuant to the provisions of this 2002 Plan, there shall be substituted for or added to each share of CNBC theretofore appropriate or thereafter subject or which may become subject to an Option and Stock Appreciation Right under this 2002 Plan, the number and kind of shares or other securities into which each outstanding share of CNBC shall be so changed, or for which each such share shall be entitled, as the case may be. Outstanding Options and Stock Appreciation Rights shall also be appropriately amended as to price and number of shares and other terms as may be necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding shares of CNBC, or of any share or other securities into which such shares shall have been changed, or for which they shall have been exchanged, then if the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in any Option and Stock Appreciation Right theretofore granted or which may be granted under this 2002 Plan, such adjustment shall be made in accordance with such determination. Fractional shares resulting from any adjustment in Options and Stock Appreciation Rights pursuant to this Section 5 shall be rounded down to the nearest whole number of shares.

                  (b) Notice of any adjustment shall be given by CNBC to each holder of an Option and Stock Appreciation Right which shall have been so adjusted, provided that such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of this 2002 Plan and any instrument or agreement issued thereunder.

         6. Effective Date and Termination of Plan. This 2002 Plan was approved by the affirmative vote of the Board on February 19, 2002. This 2002 Plan was approved by a majority of the shareholders of CNBC on ________________________. This Plan shall terminate upon the earlier of (i) February 19, 2012; or (ii) the date on which all Common Shares available for issuance under this 2002 Plan have been issued pursuant to the exercise of options granted hereunder; or (iii) the determination of the Board that this 2002 Plan shall terminate. No Options or Stock Appreciation Rights may be granted under this 2002 Plan after such termination date, provided that the Options and Stock Appreciation Rights granted and outstanding on such termination date shall continue to have force and effect in accordance with the provisions of the Option Agreements and SAR Agreements (as hereafter defined) evidencing such.

         7. Amendment of this 2002 Plan. The Board may, from time to time, alter, amend, modify, suspend or discharge or make such changes in and additions to this 2002 Plan as it may deem desirable, without further action on the part of the shareholders of CNBC; provided, however, that no such action shall deprive any person without such person's consent of any rights theretofore granted pursuant hereto and further provided, however, that, except as provided in this 2002 Plan, no action of the Board, unless taken with the approval of shareholders of CNBC, may:

                  (a) increase the total number of Common Shares available for issuance pursuant to this 2002 Plan;

                  (b)      reduce the minimum Option price;

                  (c) increase the period in which Options and Stock Appreciation Rights granted under this 2002 Plan may be exercised;

                  (d) increase the number of Common Shares subject to this 2002 Plan which may be optioned to any one individual or in any one year;

                  (e)      extend the termination date of this 2002 Plan; or

                  (f) change the class of Key Personnel eligible to receive options under this 2002 Plan.

Subject to and without limiting the generality of the foregoing, the Board may amend or modify this 2002 Plan and any outstanding Options and Stock Appreciation Rights under this 2002 Plan to the extent necessary to qualify any or all of such Options and Stock Appreciation Rights or future Options and Stock Appreciation Rights to be granted for such beneficial federal income tax treatment as may be afforded employee stock options under the Code or any amendments thereto or other statutes or regulations or rules (or any interpretations thereof by any applicable governmental agency or entity) which become effective after the effective date of this 2002 Plan (including without limitation any proposed or final Treasury regulations).

         8. Notices. Each notice relating to this 2002 Plan shall be in writing and delivered in person or by first class or certified mail to the proper addressee. Each notice shall be deemed to have been given on the date it is received. Each notice to the Board shall be addressed as follows:

                            CNBC Bancorp
                            100 E. Wilson Bridge Road, Suite 100
                            Worthington, Ohio  43085
                            Attention:  Board of Directors

         Each notice to a holder of Options and/or Stock Appreciation Rights (or other person or persons then entitled to exercise an Option) shall be addressed to the holder (or such other person or persons), at the holder's address set forth in the Bank's current personnel records. Anyone to whom a notice may be given under this 2002 Plan may designate, in writing, a new address by notice to that effect.

                       PART II - STOCK APPRECIATION RIGHTS

         9. General. Each grant of Stock Appreciation Rights under this 2002 Plan shall be evidenced by an agreement between CNBC and the grantee which contains the terms, conditions and restrictions pertaining to his or her Stock Appreciation Rights (the "SAR Agreement"). The provisions of the various SAR Agreements entered into under this 2002 Plan need not be identical. Each SAR Agreement shall specify the number of Common Shares to which the Stock Appreciation Rights pertain and Stock Appreciation Rights may be granted in conjunction with all or part of any Option granted under this 2002 Plan. In the case of a NSO, such rights may be granted either at or after the time of the grant of such Option. In the case of an ISO, such rights may be granted only at the time of the grant of such Option. If a Stock Appreciation Right is granted in connection with an Option granted under this 2002 Plan, such Stock Appreciation Right may cover the same number of Common Shares covered by an Option or such lesser number of Common Shares as the Board may determine.

         10. Termination. Unless otherwise provided in the SAR Agreement, a Stock Appreciation Right or applicable portion thereof granted with respect to a given Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

         11. Other Terms and Conditions. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions, and shall contain such additional terms and conditions, not inconsistent with the provisions of this 2002 Plan, as the Board shall deem appropriate.

                  (a) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the Stock Appreciation Rights is to become exercisable. The SAR Agreement shall also specify the term of the Stock Appreciation Rights. The SAR Agreement may provide for accelerated exercisability in the event of the grantee's death, disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the grantee's service with the Bank. Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate, if any, shall be exercisable in accordance with the provisions of the SAR Agreement and this 2002 Plan; provided, however, that a Stock Appreciation Right granted subsequent to the grant of the related Option shall not be exercisable during the first six months of its terms; and provided, further, however, that a Stock Appreciation Right granted in connection with an ISO may be exercised only if and when the market price of the Common Share subject to the ISO exceeds the exercise price of such ISO.

                  (b) Amount Payable. Upon the exercise of a Stock Appreciation Right, an Optionee shall be entitled to receive up to, but not more than, an amount in cash or Common Shares equal in value to the excess of the Market Value of one Common Share over the option price per share specified in the related Option, multiplied by the number of Common Shares in respect of which the Stock Appreciation Right shall have been exercised. The Board shall determine the form of payment.

                  (c) Transferability. Stock Appreciation Rights shall be transferable only when and to the extent that the underlying Option would be transferable under this 2002 Plan.

                  (d) Change in Control of CNBC. Any SAR Agreement may provide that Stock Appreciation Rights will be exercisable in the event of a Change in Control.

                               PART III - OPTIONS


         12. Grant of Options.

                  (a) To the extent not inconsistent with the provisions of this 2002 Plan, the Board shall fix the terms and provisions and restrictions of Options, including the number of Common Shares to be subject to each Option, the dates on which Options may be fully or partially exercised, the minimum period (if any) during which the same must be held until exercisable and the expiration dates thereof. Options granted hereunder shall be evidenced by a written option agreement (an "Option Agreement") between the Option holder and the Board. The Option Agreement shall contain such terms, conditions and limitations as provided by the Board, but shall also be subject to the provisions of this
Section 12 and other Sections of Part III of this 2002 Plan. Each Option Agreement shall specify whether the Option is an ISO or a NSO. The provisions of the various Option Agreements need not be identical.

                  (b) The Option purchase price to be paid by Option holders in this 2002 Plan for a Common Share shall be determined by the Board, but shall be in no event less than the greater of the fair market value or book value of the Common Shares on the date such Option is granted. The fair market value of the Common Shares on a particular date shall be determined by the Board.

                  (c) Any Option granted hereunder shall provide, as determined by the Board, for appropriate arrangements for the satisfaction by CNBC and the Option holder of all federal, state, local or other income, excise or employment taxes or tax withholding requirements applicable to the exercise of the Option or the later disposition of the Common Shares or other property thereby acquired and all such additional taxes or amounts as determined by the Board in its discretion, including, without limitations, the right of the Bank to receive transfers of Common Shares or other property from the Option holder or to deduct or withhold in the form of cash or shares from any transfer or payment to an Option holder, in such amount or amounts deemed required or appropriate by the Board in its sole and absolute discretion.

                  (d) The Board shall have the authority to effect, at any time and from time to time, with the consent of the affected Option holder or Option holders, the cancellation of any or all outstanding Options granted under this 2002 Plan and the grant in substitution thereof of new Options under this 2002 Plan (subject to the limitations hereof) covering the same or different numbers of Common Shares at an Option price per share in all events not less than the fair market value or book value of the Common Shares on the new grant date.

                  (e) The Board may include in an Option Agreement such other terms and conditions not inconsistent with the foregoing as the Board shall approve. Without limiting the generality of the foregoing sentence, the Board shall be authorized to determine that Options shall be exercisable in one or more installments during the term of the Option and the right to exercise may be cumulative as determined by the Board.

         13. Notice of Grant of Option. Upon the granting of any Option to a participant, the Board shall promptly cause such participant to be notified of the fact of such grant. The date on which an Option shall be granted shall be the date of the Board's authorization of such grant or such later date as may be determined by the Board at the time such grant is authorized, subject to the satisfaction of any conditions the Board may place on the effectiveness of the grant.

         14. Acceleration of Exercise of Options.

                  (a) In the event of a Change in Control of CNBC, as hereinafter defined, or in the event of the death or permanent disability of an Option holder, the following provisions shall apply to Options previously granted under this 2002 Plan, notwithstanding any provision herein or in any agreement to the contrary:

                  (i) all Options which provide for exercise in one or more installments shall become immediately exercisable in full;

                  (ii) if any Option holder shall cease to be employed by the Bank within one (1) year following a Change in Control, the Option may in all events be exercised for a period of three (3) months after such termination of employment and within the Option period;

                  (iii) all Options under this 2002 Plan which have not previously vested shall become vested; and

                  (iv) the exercise restrictions provided in Section 16 of this 2002 Plan shall not be applicable.

                  (b) For purposes of this 2002 Plan, the term "Change in Control" in ownership of CNBC shall mean and shall be deemed to have occurred if
(i) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CNBC representing thirty percent (30%) or more of the combined voting power of CNBC's then outstanding securities, or (ii) there commences a tender offer for securities of CNBC which, if successful, would result in any person becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CNBC representing thirty percent (30%) or more of the combined voting power of CNBC's then outstanding securities, or (iii) there is a consolidation or combination of CNBC with, or merger of CNBC into or with, any other company and the inside stockholders are not beneficial owners (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of a company that directly or indirectly owns CNBC representing more than thirty percent (30%) of the combined voting power of such controlling company, or (iv) there is an acquisition of CNBC or of all or substantially all of the assets of CNBC by another person, company or entity.

                  (c) The grant of Options under this 2002 Plan shall in no way affect the right of CNBC to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

         15. Additional Provisions. Any Option Agreements authorized under this 2002 Plan shall contain such other provisions as the Board shall deem advisable which are not inconsistent with the terms herein stated.

         16. Exercise of Options.

                  (a) The exercise of Options shall be subject to restrictions that may be created by the Board in its discretion as to the number of such Options which may be exercised by an Option holder at a given time or in a given period of time. The Board shall establish a vesting period, schedule and criteria for the exercise of Options as it deems appropriate, such as vesting in installments upon the achievement by CNBC or Option holder of specified periods of continued employment, specific performance criteria or other goals.

                  (b) Each Option granted under this 2002 Plan shall be exercisable on such date or dates and during such period and for such number of Common Shares as shall be determined pursuant to the terms of the Agreement evidencing such Option. An Option may be exercised by notice given to the Board in such form as the Board shall require. No fraction of a Common Share may be purchased by an Option holder upon exercising his option, and to the extent that the use of fractional or percentage computations would otherwise give rise to the right of the Option holder to purchase a fraction of a Common Share, the total Common Shares subject to exercise shall be adjusted down to the nearest whole number.

         17. Exercise After Termination of Employment.

                  (a) Except as otherwise provided in this 2002 Plan, an Option holder's Options (i) are exercisable only by the Option holder, and (ii) are exercisable only while the Option holder is in the employment of the Bank except as provided in Section 14.

                  (b) Except as provided in Section 14 of this 2002 Plan, any Option holder's Option which is exercisable by its terms at the time the Option holder ceases to be in the employment of the Bank must be exercised on or before the earlier of (i) thirty (30) days after the date of termination of employment, or (ii) the fixed expiration date of such Option after which period such Option shall expire. However, Options cease to be exercisable on the date the Option holder ceases to be in the employment of the Bank if termination of employment is for nonperformance of duties or other cause.

                  (c) In the event of the death of the Option holder, each of that Option holder's unexercised options (whether or not then exercisable by their terms) shall become immediately exercisable by his or her estate for a period ending on the earlier of the fixed expiration date of such Option or twelve months after the date of death, after which period such Option shall expire. For purposes hereof, the estate of an Option holder shall be defined to include the legal representatives thereof or any person who has acquired the right to exercise an option by reason of the death of the Option holder.

                  (d) In the event of the termination of employment by reason of the permanent disability (as defined below) of the Option holder, each of that Option holder's unexercised Options (whether or not then exercisable by their terms) shall become exercisable for a period ending on the earlier of (i) the fixed expiration date of such Option, or (ii) twelve (12) months from the date of termination after which period such Option shall expire. For purposes of
Section 15 or this Section 17(d), "permanent disability" shall be deemed to be the inability of the Option holder to perform the duties of his or her job with the Bank because of a physical or mental disability as evidenced by the opinion of a Bank-approved doctor of medicine licensed to practice medicine in the United States of America.

                  (e) In the event of the death or permanent disability of the Option holder, the estate or Option holder, respectively, may request cash payment equal to the difference between the fair market value of the Common Shares and the Option exercise price multiplied by the number of Options outstanding in exchange for surrendering its options to the Bank; however, the Board, in its sole discretion, may approve or deny the request.

         18. Payment for Common Shares. Common Shares which are subject to an Option shall be transferred only upon exercise of the Option in whole or in part and upon full payment of the purchase price for the Common Shares as to which the Option is exercised. The Option price shall be payable upon exercise of the Option in United States dollars in cash, check, bank draft or money order.

         19. Termination of Option. Each Option shall terminate in any event no later than ten (10) years from the date of the grant.

         20. Assignability. An Option granted under this 2002 Plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the Option holder to whom granted, may be exercised only by him or her, his or her guardian or legal representative.


                             PART IV - MISCELLANEOUS

         21. Laws and Regulations.

                  (a) This 2002 Plan and all Options and Stock Appreciation Rights granted pursuant to it are subject to all laws and regulations of any governmental authority which may be applicable thereof, and notwithstanding any provisions of this 2002 Plan or the Options and Stock Appreciation Rights granted, the holder of an Option and/or Stock Appreciation Rights shall not be entitled to exercise such Option and/or Stock Appreciation Right, nor shall CNBC be obligated to issue any Common Shares or pay any cash under this 2002 Plan to the holder, if such exercise, issuance or payment shall constitute a violation by the Option holder or the Bank of any provisions of any such law or regulation.

                  (b) CNBC, in its discretion, may postpone the issuance and delivery of Common Shares upon any exercise of an Option and/or Stock Appreciation Right until completion of any stock exchange listing or registration or other qualification of such Common Shares under any state or federal law, rule or regulation as CNBC may consider appropriate; and may require any person exercising an option to make such representations and furnish such information as it may consider appropriate in connection with the issuance of the Common Shares in compliance with applicable law. Under such circumstances, CNBC shall proceed with reasonable promptness to complete any such listing, registration or other qualification.

                  (c) Common Shares issued and delivered upon exercise of an Option and/or Stock Appreciation Right shall be subject to such restrictions on trading, including appropriate legending of certificates to that effect, as CNBC, in its discretion, shall determine are necessary to satisfy applicable legal requirements and obligations.

         22. Shareholder Rights. An Option and/or Stock Appreciation Right holder shall have none of the rights of a shareholder of CNBC with respect to any Common Shares subject to any Option or Stock Appreciation Right granted hereunder until such individual shall have exercised the Option or Stock Appreciation Right and been issued Common Shares therefor.

         23. Severability. If any provision of this 2002 Plan shall cause this 2002 Plan to violate any provision of any applicable law, rule or governmental regulation or to be considered null and void, such provision shall be severed from this 2002 Plan and shall be null and void or shall be deemed null and void ab initio, as shall be appropriate or necessary and this 2002 Plan shall continue in full force and effect as such provisions were not part of this 2002 Plan.

         24. Use of Proceeds. The proceeds received by CNBC from the sale of Common Shares pursuant to the Options granted under this 2002 Plan shall be used for general corporate purposes.

         25. Expenses. The expenses of this 2002 Plan shall be borne by CNBC.

                                      * * *

               COMMERCE NATIONAL BANK - CNBC RETIREMENT SERVICES


                                 CNBC BANCORP/
                             COMMERCE NATIONAL BANK
                                   [PICTURE]

                             2001 FINANCIAL SUMMARY

                                  [CNBC LOGO]

                                   [PICTURE]

                             COMMERCE NATIONAL BANK
                         CNBC RETIREMENT SERVICES, INC.


DEAR SHAREHOLDERS AND FRIENDS...

         On June 7, 2001, we celebrated our 10-year anniversary of providing the best business banking in Central Ohio, a testament to the truth that time passes quickly. This past year was a memorable one for many reasons. For the first time since our beginning, we experienced an economic downturn that officially turned into a recession, due in large part to the tragic events of September 11th. The Federal Reserve lowered short-term interest rates 3.75%, comprised of eleven changes, representing an all time record drop for one year. While these interest rate changes benefited many of the large, "consumer-oriented" financial institutions, our interest margins were lower in 2001 because of our business, relationship-oriented banking philosophy. As a result, our net income growth was a more modest 11% over last year. It is also likely that our net income growth for the first two quarters of 2002 will be lower than we have historically experienced.

         However, I am delighted to report that our loan quality remains sound. Our year-end non-performing loans and net-charge offs decreased in 2001 compared with 2000. However, given the current recession, we also believed it prudent to add to our overall loan loss reserves, ending the year with $3.3 million. We remain vigilant in monitoring those loan customers that show signs of weakness and are committed to the consistent, prudent underwriting standards that have served us well.

         Another "first" for us in 2001 was the issuance of $4.0 million in trust preferred securities, which are treated as debt for financial reporting and tax purposes, but are considered as supplemental capital by our regulators. This transaction allowed us to complete the purchase of $1.4 million in treasury stock while also improving our overall capital ratios to support future growth and enhance our earnings per share.

         Completing a very successful first ten years has helped turn our focus to the next ten years. We believe the core elements of our business model (efficiency, excellent personal service and effective use of technology) will continue to generate opportunities for future loan growth and improved profitability. Our committed directors and employees will seize these opportunities. I am confident our people will make me as proud of our accomplishments ten years from now as I am today.

         This year, more than ever, we feel blessed to have your support and privileged to have had the opportunity to be a part of a great organization.

         Sincerely,

         /s/ Thomas D. McAuliffe

         Thomas D. McAuliffe
         Chairman

THE PEOPLE OF COMMERCE NATIONAL BANK
TEN YEARS OF EXCELLENCE:MAKING A DIFFERENCE IN EVERYDAY LIFE.

                  SALLY SCHWAB

[PHOTO] PRIVATE BANKING OFFICER Sally Schwab was contacted by a customer regarding a check that she received from a client. Sally's customer had reason to believe the check wasn't worth the paper it was written on! The general contractor she was working with also received a check and was not able, through his bank, to verify funds availability. Sally's customer knew she would get results from "her" bank, and in fact, she did! Sally called the bank that the check was drawn on, a large New York City bank, who gave her quite a run around, eventually saying that they would not verify funds unless the account holder was also on the line. Not to be deterred, Sally called the issuing company, got through to the Controller, and then made a joint call to the bank to receive confirmation. The entire process took close to an hour, but Sally was persistent, and she ultimately got to the customer the information needed for her business.

                                                BARB ATHERTON
One afternoon a customer in the lobby of the bank went out to           [PHOTO]
his car to discover that his keys were locked securely inside.
He returned to the lobby and requested to use the phone to call his wife to come and rescue him. However, no one was home!
Commerce National Bank RECEPTIONIST, Barb Atherton, offered him the use of her car to drive home and get his extra set of keys.
He was ecstatic that someone would do that for him!

                  DENNIS SMITH
[PHOTO] Dennis Smith, MOBILE BRANCH REPRESENTATIVE, attempted to make a deposit pick-up and found both the front and back doors to the business locked. Instead of moving on to the next call, he attempted to phone the customer. He was faced with a wall of automated answering, requiring the extension number of the desired party. Since he was unable to talk to a real person and also because he knew the customer was in the office, Dennis proceeded to knock heavily until the customer finally answered the "mistakenly" locked door. The customer had a very important deposit that day and was very grateful for Dennis' efforts.

                                                   ANDY REARDON
While making a deposit pick-up at a customer location,                  [PHOTO]
Andy Reardon, MOBILE BRANCH MANAGER, met up with the office manager who was very distraught over her dead car battery.
The outside temperature was about 10 degrees and very windy. She had called AAA but they were several hours away. Andy offered to "jump her car battery," and she gratefully accepted. After a very cold 10 minutes, her car was started and running smoothly.
She was very appreciative Andy took the time to help her.

                  MINDY BECK
[PHOTO] For customers who regularly fax their requests for petty cash, OPERATIONS ASSISTANT Mindy Beck will make courtesy calls if she has not heard anything from a client on their scheduled day. Usually clients get busy and forget about their cash request, and they always are grateful for the reminder and special attention they receive from Mindy. On one particular morning, Mindy noticed a phone message from a Mobile Branch customer had been recorded in the middle of the night. Mindy also recognized a sense of distress in the client's voice. She called the person right away to make sure everything was alright, knowing that this message was not the "norm" for that particular customer. The customer appreciated Mindy's concern and thoughtfulness.

PROFITABILITY


[NET INCOME GROWTH CHART]

   NET INCOME GROWTH
    (in thousands)

1997            $1,395
1998            $1,824
1999            $2,398
2000            $3,010
2001            $3,336



[DILUTED EARNINGS PER SHARE CHART]

DILUTED EARNINGS PER SHARE

1997            $0.81
1998            $0.99
1999            $1.17
2000            $1.42
2001            $1.57

[COMMERCE NATIONAL EFFICIENCY RATIO CHART]

 COMMERCE NATIONAL
 EFFICIENCY RATIO

1997            52.6%
1998            51.8%
1999            51.0%
2000            49.4%
2001            48.5%



         Our 2001 net income increased 10.8% over 2000. Our profitability is primarily driven by four major factors: growth in loans, stability in our net interest margin, asset quality and operating efficiency.

         Average loans outstanding increased $37.5 million or 19.1% in 2001 and represented 89.1% of average total earning assets. Loan growth was strongest in the commercial real estate and investment real estate loan areas.

         CNBC's net interest margin declined in 2001 to 4.15% from 4.30% in 2000. The margin decline was the result of several factors, including a decrease in the percent of average loans to average earning assets, a higher percentage of CNBC's funding sources in certificates of deposit and borrowings (which carry higher interest rates than checking or savings balances), greater reliance on certificates of deposit generated through a national rate listing network, the issuance of $4 million in trust preferred securities in February 2001 and the eleven cuts in the prime interest rate by the Federal Reserve during 2001.

         The allowance for loan losses, which has a balance of $3.3 million, represents 1.33% of loans outstanding, up from 1.25% in 2000, and a net increase of $535,000 over year-end 2000. The increase in the allowance was due to the growth in the loan portfolio and the negative economic trends experienced during 2001. On a quarterly basis, management reviews individual non-performing loans, selected larger loans and other factors in determining the balance in the allowance for loan losses. In 2001, CNBC experienced net loan charge-offs of $125,000 or approximately 0.05% of average loans outstanding compared to $202,000 or 0.10% in 2000. CNBC loan quality continues to compare favorably with peer financial companies and overall asset quality remains sound.

         Commerce National Bank's efficiency ratio, which measures the amount of overhead expense needed to generate a dollar of revenue, improved to 48.5% in 2001 from 49.4% in 2000. Total revenues increased 19.3%, while total overhead costs increased 17.1% in 2001. CNBC's consolidated efficiency ratio increased to 50.6% in 2001 from 49.7% in 2000. Bank holding companies in our peer group average an efficiency ratio of 65.6%. At 50.6%, we are in the top eight percent of bank holding companies. In February 2001, CNBC participated in a pooled transaction involving the issuance of $4 million of trust preferred securities. These securities are an alternative to raising capital as they qualify for inclusion in Tier 1 capital. The securities carry a tax-deductible interest rate of 10.2%.

         CNBC's management remains committed to an operating strategy that focuses on controlled growth, excellent asset quality and efficiency to produce a stable financial organization that our customers, employees and shareholders are proud to be associated with.

                                   [PICTURE]

                               FINANCIAL SUMMARY

                                                          2001           2000            1999             1998            1997
                                                     ------------   ------------    ------------     ------------    ------------
AT DECEMBER 31   Loans, Net of Allowance             $    244,801   $    217,436    $    175,670     $    148,881    $    117,078
(IN THOUSANDS)   Other Earning Assets                      36,967         32,132          18,098           17,458          13,231
                 Other Assets                              14,416         14,332           9,160            8,774           9,016
                                                     ----------------------------------------------------------------------------
                 Total Assets                        $    296,184   $    263,900    $    202,928     $    175,113    $    139,325
                                                     ============================================================================

                 Deposits                            $    243,158   $    218,875    $    169,068     $    151,480    $    119,105
                 Other Liabilities                         29,742         23,515          14,755           11,661           9,738
                 Shareholders' Equity                      23,284         21,510          19,105           11,972          10,482
                                                     ----------------------------------------------------------------------------
                 Total Liabilities and Equity        $    296,184   $    263,900    $    202,928     $    175,113    $    139,325
                                                     ============================================================================

    YEAR ENDED   Net Interest Income                 $     10,894   $      9,430    $      8,087     $      6,506    $      5,106
   DECEMBER 31   Provision for Loan Losses                   (660)          (412)           (509)            (480)           (386)
(IN THOUSANDS)   Other Income                                 798            542             361              248             189
                 Operating Expenses.                       (5,918)        (4,960)         (4,250)          (3,481)         (2,769)
                 Federal Taxes                             (1,778)        (1,590)         (1,291)            (969)           (745)
                                                     ----------------------------------------------------------------------------
                 Net Income                          $      3,336   $      3,010    $      2,398     $      1,824    $      1,395
                                                     ============================================================================

PER SHARE DATA   Diluted Earnings per Share          $       1.57   $       1.42    $       1.17     $        .99    $        .81
           (1)   Dividends Declared per Share        $        .36   $        .32    $        .27     $        .23    $        .17
                 Book Value per Share                $      11.51   $      10.54    $       9.62     $       7.15    $       6.29

        RATIOS   Return on Average Assets                    1.22%          1.31%           1.21%            1.16%           1.20%
                 Return on Average Equity                   14.53%         14.70%          14.82%           16.12%          15.18%
                 Earnings per Share Growth                  10.56%         20.45%          18.92%           22.31%          27.37%

         STOCK   Stock High-Low Trade Range          $22.00-17.50   $22.00-18.83    $22.17-18.00     $19.67-16.67    $13.33-10.00
   INFORMATION   Stock Price at Year End             $      19.05   $      18.67    $      21.83     $      19.00    $      13.33
           (1)   Shares Outstanding at Year End         2,022,135      2,040,087       1,986,798        1,675,458       1,667,670

(1) Information adjusted to reflect 2 for 1 stock split declared in January, 1998 and 3 for 2 split effected in the form of a 50% stock dividend in May, 2001.


                              CNBC BANCORP'S STOCK
                           OUTPERFORMS MARKET INDICES

                          CNBC STOCK PERFORMANCE GRAPH

                         [CNBC STOCK PERFORMANCE GRAPH]

                               STOCK SYMBOL: CNBD

               Nasdaq          Russell          CNBC
              Bank Index     2000 Index        Bancorp
              ----------     ----------        -------

1996            $100            $100            $100
1997            $164            $121            $131
1998            $144            $116            $189
1999            $133            $139            $219
2000            $152            $133            $190
2001            $169            $135            $197


The above graph shows a comparison of cumulative total shareholder returns for CNBCBancorp,the Nasdaq Bank Index and the Russell 2000 Index for the five-year period ended December 31,2001. The total shareholder return assumes a $100 investment in the common stock of CNBC Bancorp and each index on December 31,1996 and that all dividends were reinvested.

                               BOARD OF DIRECTORS

            LORETO V. CANINI, President       SAMUEL E. MCDANIEL, President
            Canini and Pellecchia, Inc.       McDaniel's Painting &
                                              Construction, Inc.
            MARK S. CORNA, President
            Corna/Kokosing Construction       JOHN A. ROMELFANGER, COO
            Company                           Commerce National Bank

            JAMESON CRANE, JR.,               RICHARD F. RUHL, Retired President
            V.P. Investments                  Dick Ruhl Ford Sales, Inc.
            Fairwood Investments Co./Crane
            Plastics                          DAVID J. RYAN, Retired President
                                              Rimrock Corporation
            JUDITH A. DEVILLERS, President
            Indec, Inc. Interior Design       PETER C. TAUB, President
                                              Atlas Industrial Holdings, LLC
            GEORGE A. GUMMER, Owner
            G.A. Gummer & Assoc.              JOHN A. TONTI, President
                                              West Penn Foods, Inc.
            WILLIAM L. HOY, CEO
            Columbus Sign Company             ALAN R. WEILER, Chairman
                                              Archer-Meek-Weiler
            CLARK KELLOGG,                    Agency, Inc.
            Basketball Analyst
            CBS Sports                        MICHAEL WREN, Retired
                                              M-E Engineering, Inc.
            DONALD R. KENNEY, Chairman
            Triangle Real Estate
            Services, Inc.                    ADVISORY DIRECTOR
                                              KENT K. RINKER,
            THOMAS D. MCAULIFFE, Chairman     Independent Investor
            & CEO
            Commerce National Bank


                                    EMPLOYEES

                             COMMERCE NATIONAL BANK

Barbara M. Atherton         Stephen W. Goldammer      Alicia K. Murphy          Aaron R. Scheeler
Glen F. Ayala               Margaret E. Graves        Daniel P. Murphy          Jeanne Schlairet
Mary A. Barnes              Jennifer L. Green         Richard G. Naher          David P. Sentelle
MyLinda L. Beck             Jennifer M. Griffith      Sarah J. Nord             Sally J. Schwab
Donald E. Bickley           Todd A. Grimes            Todd Orrill               Zo A. Sellers
Michael A. Billiar          Catherine A. Hammond      Robin E. Padolik          Dennis D. Smith
Patricia R. Briggs          Deborah J. Harris         Carolyn E. Pickering      Frank W. Smith
Diane J. Brown              Destry M. Holmes          Emily J. Pickering        Tina L. Smith
Thomas I. Brunson           Jessica A. Homan          Christa M. Pirtle         Cherie A. Songstad
Shannon C. Caudill          Janet E. Howard-Miller    Brian J. Quiniff          Joyce A. Springer
Carol F. Chiu               Bonnie A. Huntzinger      F. Andrew Reardon         Melissa K. Swartzlander
Michael K. Coning           Steven C. Jackson         Lawrence A. Reichley      Wendy B. Swazuk
W. Alex Cook                Asad H. Javed             Lisa M. Robbins           Marianne S. Tinnel
Christopher J. Creighton    Michelle K. King          Bradley S. Rodabaugh      Linda L. Wentz
Lynn A. Curry               Eduardo Kirillow          Loretta J. Reischman      Robert T. Whetzel
Paula J. DiCesare           Garnet L. Kornacki        John A. Romelfanger       E. Rose Wiseman
Stanley E. Diggs            Thomas D. McAuliffe       Rosemarie Roman           Lawrence R. Woerner
Laura J. Fletcher           Pamela S. Miller          Thomas J. Sansone         Randall C. Yoakum
Marilynne R. Freeman        Amy L. Mollenkopf         Mark Sbrochi

                          CNBC RETIREMENT SERVICES,INC.

                       Pamela L. Homer            Joseph J. Sauline
                       Dennis D. Puppel           Melissa G. Wachtel

--------------------------------------------------------------------------------

 CNBC Stock is listed on the NASDAQ SmallCap Market,under the stock symbol CNBD.

                          ADDITIONAL FINANCIAL REPORTS

To obtain a copy of CNBC Bancorp's 2001 Audited Financial Statements or Annual Report on Form 10-KSB or Commerce National Bank's Annual Disclosure Statement, send your request in writing to:
                    Pamela S. Miller, Chief Financial Officer,
                             Commerce National Bank
                 100 E. Wilson Bridge Road, Worthington, Ohio 43085

   [CNBC COMMERCE              [CNBC BANCORP LOGO]         [CNBC RETIREMENT
NATIONAL BANK LOGO]                                       SERVICES, INC. LOGO]


                 100 E. Wilson Bridge Road, Worthington, Ohio 43085
                    Phone: (614) 848-8700 - Fax: (614) 848-8830
               E-mail: postmaster@cnbcbank.com - www.cnbcbank.com

                                  [FDIC LOGO]

                                  CNBC BANCORP
                                      PROXY
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CNBC BANCORP

         The undersigned hereby appoints Alan R. Weiler and John A. Tonti, and each of them, the proxies of the undersigned, with full power of substitution to vote all Common Shares of CNBC Bancorp, which undersigned is entitled to vote at the Annual Meeting of Shareholders of CNBC Bancorp, to be held April 23, 2002 and at any and all adjournments thereof, as specified below:

         1. ELECTION OF DIRECTORS: Loreto V. Canini, Jameson Crane, Jr., George A. Gummer, William L. Hoy, Thomas D. McAuliffe and Samuel E. McDaniel.

                  ______ FOR all Nominees      ______  WITHHOLD AUTHORITY
                                                       to Vote for All Nominees

         (Instructions: If you wish to withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

         -----------------------------------------------------------------------

         2. APPROVE THE CNBC BANCORP 2002 STOCK OPTION PLAN TO MAKE STOCK OPTIONS AND STOCK APPRECIATION RIGHTS AVAILABLE FOR ISSUANCE TO EMPLOYEES AND DIRECTORS OF CNBC BANCORP AND ITS SUBSIDIARIES, COMMERCE NATIONAL BANK AND CNBC RETIREMENT SERVICES, INC.

                  _______  FOR   ______ WITHHOLD AUTHORITY     ______ ABSTAIN

         3.       RATIFICATION OF CROWE, CHIZEK AND COMPANY LLP AS INDEPENDENT
                  AUDITORS.

                  _______  FOR   ______ WITHHOLD AUTHORITY     ______ ABSTAIN

         4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

IF NO INSTRUCTION IS INDICATED, AUTHORITY IS GRANTED TO CAST THE VOTE OF THE UNDERSIGNED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR THE 2002 STOCK OPTION PLAN AND FOR THE RATIFICATION OF INDEPENDENT AUDITORS.

                                        Date:                            , 2002
                                              ---------------------------

                                        ---------------------------------------
                                        Signature

                                        ---------------------------------------
                                        Signature, if jointly held

                                        ---------------------------------------
                                        Print your name(s) here


_______ I WILL ATTEND THE ANNUAL MEETING OF SHAREHOLDERS.

NOTE: THE SIGNATURE(S) ON THIS PROXY SHOULD CORRESPOND WITH THE NAME(S) IN WHICH YOUR SHARES ARE REGISTERED. WHEN SHARES ARE REGISTERED JOINTLY IN THE NAMES OF TWO OR MORE PERSONS, ALL SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH. A PROXY GIVEN BY A CORPORATION SHOULD BE SIGNED IN THE CORPORATE NAME BY THE CHAIRMAN OF ITS BOARD OF DIRECTORS, ITS PRESIDENT, VICE PRESIDENT, SECRETARY OR TREASURER.



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